Xerox Restructures Relationship with FUJIFILM November 5, 2019 Exhibit 99.2

Forward-Looking Statements This presentation, and other written or oral statements made from time to time by management contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should”, "targeting", "projecting", "driving" and similar expressions, as they relate to us, our performance and/or our technology, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to:  the ability to satisfy the conditions to closing of the proposed transactions, on the expected timing or at all; the ability to obtain required regulatory approvals for the proposed transactions, on the expected timing or at all; the occurrence of any event that could give rise to the termination of the stock purchase agreement or other transaction documents; the effects of disruption caused by the announcement of the contemplated transactions; the risk of litigation in connection with the contemplated transactions; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of Xerox Corporation's 2018 Annual Report on Form 10-K, as well as in Xerox Corporation's and the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. These forward looking statements speak only as of the date of this presentation or as of the date to which they refer, and Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Summary of Transactions Fujifilm/Fuji Xerox will pay Xerox an aggregate of approximately $2.3 billion in exchange for: Xerox’s 25% equity interest in Fuji Xerox; Xerox’s 51% equity interest in Xerox International Partners (“XIP”), an existing OEM joint venture between Xerox and Fuji Xerox; and A license of certain intellectual property that will enable Fuji Xerox and XIP to OEM products (limited to printer engines and related consumables and spares) in the A4 and A3 low/mid categories to certain current XIP customers on a worldwide basis. Xerox and Fuji Xerox will amend certain existing agreements related to product sourcing and licensing of intellectual property and software. Fujifilm will dismiss with prejudice its pending $1 billion lawsuit related to Xerox’s termination of the proposed 2018 combination transaction. CLOSING: Expected to occur in November 2019, subject to Japanese regulatory approval and customary closing conditions.

Strategic Rationale for Transactions Collectively, these transactions are expected to: Monetize otherwise illiquid assets (Xerox’s 25% stake in Fuji Xerox and 51% stake in XIP) at an attractive valuation (over 20 times 2019’s expected aggregate cash flow of ~$100 million); Facilitate maximum strategic flexibility by removing from existing sourcing agreements any termination rights related to a change of control of Xerox; Ensure continuity of supply by: Extending the terms of existing product sourcing agreements with Fuji Xerox; and Establishing a new framework for collaboration with Fuji Xerox on future product programs; Generate additional revenue and profit from licensing certain intellectual property to Fuji Xerox (on terms that will not compromise Xerox’s competitiveness); and Eliminate the expense of defending the litigation Fujifilm filed against Xerox after 2018’s terminated merger.

Sale & Purchase Agreements Strategic Rationale: Monetize otherwise illiquid assets at an attractive valuation. Detailed Terms: Pursuant to the Fuji Xerox Purchase Agreement: Xerox will sell its 25% interest in Fuji Xerox to subsidiaries of Fujifilm for $2.2 billion. Closing is expected to occur by November 27, 2019, subject to Japanese regulatory approval. If Japanese regulatory approval is not received on or before March 24, 2020, then Fujifilm is required to consummate the Closing through an alternative structure on or before March 30, 2020. Xerox will continue to receive its pro rata dividend from Fuji Xerox until Closing. Pursuant to the XIP Transaction Agreements: Xerox will sell its 51% interest in XIP to an affiliate of Fuji Xerox for $23 million. Xerox will continue to receive its guaranteed fee and pro rata earnings distributions until Closing. Following Closing, XIP will be able to continue its OEM business – with its existing customers only – pursuant to the OEM license agreement (see slide 7).

Amendments to Existing Agreements Strategic Rationale: Facilitate maximum strategic flexibility and ensure continuity of supply for Xerox clients. Detailed Terms: The Master Program Agreement, which governs the product supply agreements between Xerox and Fuji Xerox, will be amended to: Remove any termination rights related to a change in control of Xerox; Extend the expiration date for existing product specific supply agreements; and Establish a new sourcing framework for future product programs. The Technology Agreement, pursuant to which Xerox and Fuji Xerox cross-license certain intellectual property, will: Remain in place until the next renewal date (March 2021); and Be amended to provide that, in the event the agreement is not renewed by either party in March 2021, then Fuji Xerox will be permitted to continue using the Fuji Xerox brand for 2 years as it transitions to a new brand in exchange for an upfront, prepaid fixed royalty of $100 million.

New OEM License Agreement Strategic Rationale: Generate additional revenue and profit from licensing certain intellectual property to Fuji Xerox (on terms that will not compromise Xerox’s competitiveness). Detailed Terms: Xerox receives a fixed, prepaid $77 million royalty in exchange for a license of certain intellectual property that will enable Fuji Xerox and XIP to OEM A4 and A3 low/mid products for a limited number of specifically identified OEMs that are currently customers of XIP From a product standpoint, this new OEM license: Only covers printer hardware (i.e. printer engines and related consumables and spares); Does not permit use of any other Xerox IP or Fuji Xerox IP (i.e., does not permit use of Xerox’s ConnectKey platform or software); and Will not result in OEM devices that perform like Xerox devices, have a user experience like that of Xerox devices or have the same security, cloud, mobile or Intelligent Workplace Software as Xerox devices.

Financial Impact Proceeds: Total after-tax proceeds to Xerox from the transactions will include accrued but unpaid dividends through the date of the closings and are expected to be approximately $2.3 billion $2.2 billion of the proceeds attributable to sale of Xerox’s 25% stake in FX Use of Proceeds: Cash proceeds from these transactions expected to be used, together with Xerox’s already strong balance sheet, to accelerate transformation to a digital first company  Expect to use the proceeds opportunistically to pursue accretive M&A in core and adjacent industries, return capital to shareholders and pay down $550 million December 2019 debt maturity Updated Guidance: Xerox expects to provide updated 2019 guidance by mid-December 2019 that incorporates the impact of the transactions (assuming closing of the transactions occurs as expected)